Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Juno Therapeutics, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated March 1, 2017, with respect to the consolidated financial statements of Juno Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Juno Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Seattle, Washington
September 19, 2017